Exhibit 15(a)
Acknowledgment Letter of Independent Registered Public Accounting Firm
June 9, 2011
Shareholders and Board of Directors
KeyCorp
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of KeyCorp, of our report dated May 5, 2011 relating to the unaudited condensed consolidated interim financial statements of KeyCorp, that are included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
/s/ Ernst & Young LLP
Cleveland, Ohio